EXHIBIT 21.1








                         SUBSIDIARIES OF THE REGISTRANT

Florida Bank, N.A., a national banking association organized under the laws of the United States FB Financial Services, Inc., a corporation organized under the laws of the State of Florida Florida Banks Statutory Trust I, a Connecticut statutory trust